UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

              Date of Report (Date of Earliest Event Reported): January 29, 2008

Lightning Gaming, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	20-8583866
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation)	Identification No.)

106 Chelsea Parkway, Boothwyn, Pa 19061
(Address of Principal Executive Offices) (Zip Code)
      (Registrant’s Telephone Number, Including Area Code) 610 494 5534

          _________________________________________________________________________
         ( Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets

On January 29, 2008, under the Agreement and Plan of Merger dated September 28, 2007 (the “Merger Agreement”), Lightning Gaming, Inc.( formerly known as  Red Pearl Acquisition Corp.) (the "Company”) completed a merger (the "Merger") with Lightning Poker, Inc., a Pennsylvania corporation (“Lightning Poker"). As a result of the Merger, LPI Acquisition Corp. a Pennsylvania corporation and wholly-owned subsidiary of the Company, merged with and into Lightning Poker.

As result of the Merger, Lightning Poker became a wholly owned subsidiary of the Company and each share of common stock of Lightning Poker outstanding immediately prior to the Merger was converted into the right to receive one share of the Company’s common stock  (“Common Stock”). As a result, the former stockholders of Lightning Poker are entitled to receive an aggregate of 4,644,785 shares of the Company’s common stock ("Common Stock"). In addition, all of the Company’s previously outstanding stock, which was held by Brian D. Haveson, was canceled with no obligation on the Company’s part for the payment of any consideration.  Consequently, the Merger resulted in the former stockholders of Lightning Poker having the same percentage ownership interests in the Company as they had in Lightning Poker prior to the Merger.

BUSINESS

The Company was incorporated in Nevada on March 1, 2007 for the purpose of pursuing a business combination such as the Merger.  Prior to the completion of the Merger, it was a "shell company," had no operations or employees (other than its officer Brian Haveson and his predecessor Bruce Brandt) and owned no property.  Its executive offices are located at 106 Chelsea Parkway, Boothwyn, Pennsylvania 19061.

Lightning Poker was incorporated in Pennsylvania in 2005 under the name Pokermatic, Inc. and succeeded to the business of Pokermatic, LLC, a Pennsylvania limited liability company formed in 2004. As a result of the Merger, Lightning Poker became a wholly owned subsidiary of the Company. Lightning Poker is an early stage company which manufactures and sells fully-automated, proprietary electronic poker tables intended for sale to casinos, card rooms, other gaming and lottery venues, bars and restaurants and the home market.  The following discussion of the Company’s business includes the business of Lightning Poker.

Product

Our initial product is The Lightning Poker Gaming System (our "System"), a fully automated electronic poker table that enables up to ten players to make their wagers and game decisions via individual touch -screen betting stations. It utilizes a software application written in Java, which runs on a Linux-based multi-game table platform.

Our System has received Gaming Laboratories Incorporated ("GLI") certification for a casino version of Texas Hold'em, Omaha, cash, and single table tournament poker, which we need  in order to install our System in certain jurisdictions.

Our System consists of ten individual player stations situated along an elongated octagonal perimeter with a 45 -inch plasma community display in the center.  Each player station is independently controlled and capable of running any number of applications.  An internal server controlling the game logic manages the player stations.  A data logging and management system function exists, and it can be either located on the physical server, or relocated remotely in order to control multiple tables.  This application allows for the recording of critical game actions and events as well as the control of the table itself.  This architecture provides the flexibility of providing a low-cost stand-alone solution for use in the home or bar/restaurant markets.

The open architecture of Java and Linux provides us with the flexibility to adopt the System for use in different vertical markets (casino, bar/restaurant, and home) as well as additional gaming applications such as additional poker varieties, Black Jack, Keno, Bingo, and Craps.

Poker has become one of the most popular table games at casinos, yet it is one of the least profitable games for casino and card room operators due to slow speed of play, dealer labor, benefits and training costs, and dealer and player error.  Our System provides a solution for each of these issues, and adds additional benefits to casinos and other operators.  In traditional live poker, a dealer employed by the casino or card room is responsible for dealing cards, calculating bets, collecting the “rake”, which is the amount the casino or card room charges for each hand of poker, and distributing payouts. Unlike most other games played at a casino, where the casino may win the full amount of a player’s bet, the casino’s or card room’s revenue from the poker room is limited to the rake.  Consequently, the speed of play is critical to the amount of revenue generated at poker tables.  Our System allow for twice as many games to be played on average than the traditional dealer-run tables, effectively doubling the rake.  Through our System the casinos experience faster shuffling, dealing and bet-placing, which can be enforced by player time constraints.  Our System also eliminates the possibility of dealer or user error, which typically reduces the speed of play with a live dealer.  A second major limitation to the profitability of poker at casinos is dealer payroll, benefits and training costs.  Industry sources estimate that a casino will pay $75,000 - $150,000 in total labor costs per poker table each year, assuming that a manual table is staffed with between four and five dealers.  Our System eliminates all per -table labor costs of live dealers, and requires the oversight of one pit boss for every six tables, the same ratio as with traditional live poker.

Our System also improves a player’s gaming experience by increasing the speed of play, eliminating dealer and player mistakes and eliminating the need for dealer tipping, all of which result in more hands played on our table than on poker tables operated by live dealers.  Furthermore, our System has been designed to increase security in casinos by eliminating the potential for collusion between a  player and a live dealer. Because our System provides automated information on bets placed and hands played that is not available with tables operated by live dealers, our System will add to the profitability of casinos in which it is installed by identifying valuable casino customers who can then be targeted through additional marketing efforts.

As of December 31 , 2007, we have sold or leased 30  Systems to domestic and international casinos and card rooms and have agreements for  an additional 22  Systems.

Distribution

Our System is distributed to casinos and other legal gaming venues through an exclusive distribution agreement with Shuffle Master, Inc. We expect to sell or lease the System directly to other customers, such as bars and restaurants and consumers who are not covered by our exclusive distribution agreement with Shuffle Master.

Shuffle Master is a global leader in distributing automatic utility and entertainment products to casinos and gaming venues. Shuffle Master’s leadership position and deep relationships with casino operators provide us with access to key decision -makers in our target market.

Our agreement with Shuffle Master provides for it to act as the exclusive worldwide distributor for the System to the gaming industry.  Under the arrangement, Shuffle Master receives a fixed distribution fee for each System placed into operation. The agreement has a ten- year term which began on January 22, 2007, with the right of Shuffle Master to renew for additional five- year terms under certain conditions.  To maintain its exclusive distribution rights, Shuffle Master must place a minimum number of tables in each of the first five years of the arrangement and thereafter use its commercially reasonable efforts to promote, market, distribute and service the product. Otherwise we will have the right to terminate our agreement with Shuffle Master. Shuffle Master will have the right to terminate the agreement if there is a change in control (as defined in the agreement) of Lightning Poker.

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Revenue Models

We have three different revenue models that we offer to our customers depending on each individual situation:

•	Customer lease model
•	Outright sale model
•	Revenue sharing model

We offer a lease program to some of our customers whereby we receive a monthly lease payment and amortize the operating expenses over the term of the lease.  Typical lease agreements involve a month-to-month term. In an outright sale of our System, we receive cash for the entire purchase amount.  All operating expenses are booked as they are incurred.  We will typically use this model in situations where there is a strong customer preference for an outright purchase or in situations where leasing to a customer may be impractical due to geographic or financial reasons.  Our third model is a revenue sharing model, where we place our System on the floor of the casino or card room and participate in a portion of the  revenue generated by the system.  Typical revenue sharing agreements involve a month-to-month term. We offer our customers both a service and software support agreement.  Our service agreement provides for repair or replacement of System component hardware at a monthly rate of $500.  Our software support agreement provides for telephone support during the customer’s hours of operation and is also priced at $500 per month.  Shuffle Master receives the revenue from the service contracts with casinos and legal gaming venues, and we expect to  receive the revenue generated from all software support agreements as well as service agreements with customers in the bar/restaurant and home markets.

In addition to our primary revenue streams of System sales and leasing revenue, we anticipate receiving revenue from secondary initiatives that will support our growth in the gaming industry.  We expect to receive a significant amount of revenue from the sale of other electronic gaming programs that can be used with our current System.  After we have successfully penetrated casinos and card rooms, we believe that there will be demand for additional electronic games that can be easily transferred to our Systems.  The popularity of electronic table games has increased recently at casinos, card rooms and other gaming venues, and we believe this trend will continue for the foreseeable future.  We also expect to receive significant revenue from technical support contracts and other maintenance work that we will perform ourselves or outsource at a low cost.

 Manufacture of Product

We assemble the System at our facility in Boothwyn, Pennsylvania, using off-the- shelf components purchased from a variety of vendors and a table base and top manufactured to our specifications by a vendor of cabinetry products. The off- the -shelf components include touch screen monitors for the individual player stations, a 45-inch center screen, a hard drive and memory cards, and other electronic equipment and materials.  We perform final assembly of these components in our facility and then test and ship the System to our customers.

Competition

The market for electronic gaming devices is mature and characterized by a variety of competitors that create and license proprietary table games. We are currently aware of one GLI-certified direct competitor, PokerTek, Inc. (“PokerTek”), a publicly traded, North Carolina based manufacturer of electronic poker tables.  We expect to compete directly with PokerTek in distribution to tribal and commercial casinos, card rooms, restaurants and amusement facilities.  Other potential competitors include Amaya Gaming Group (formerly Gametronix) and Digideal neither of which is currently GLI-certified.  In addition to pure-play electronic poker table manufacturers, we may encounter competition from major casino operators and distributors that choose to develop their own electronic poker systems.  We anticipate that established manufacturers of gaming devices will have widespread brand recognition, substantially greater resources and marketing capabilities than we have and some, if not all, of the regulatory approvals that would be required to market and sell their products in our target markets, including target markets in which we have not yet obtained regulatory approval. If we are unable to obtain all the regulatory approvals that we are seeking or if we are unable for other reasons to compete successfully, we may be unable to establish market acceptance for our System, which could prevent us from achieving or sustaining profitability.

We also compete with poker tables using live dealers and other gaming and entertainment products within casinos and card rooms, including slot games, roulette, craps, sportsbook, keno, public domain table games such as blackjack, and other live and automated table games. In addition, we compete with Internet poker websites and other forms of Internet gaming.

We will compete to gain and expand market acceptance of our System among owners and operators of casinos and card rooms as well as among poker players. The bases on which we will compete will differ between these two groups. We expect to compete for space on a casino’s or card room’s floor principally on the bases of revenue generation, cost savings, immediate distribution through our agreement with Shuffle Master, and costs associated with switching from existing gaming devices. We expect to compete to attract and retain poker players principally on the bases of ease of play, speed of play, product functionality and additional games including Shuffle Master products and costs associated with play.

Intellectual Property

We currently have three patents and 12 applications for patents pending before the U.S. Patent and Trademark Office, which relate to various aspects of our System. However, patent applications can take many years to issue and we can provide no assurance that any of these patents will be issued. As we continue to develop new technology, we may file patent applications with respect to such technology.

Our trademark for “Lightning Poker” is registered with the U.S. Patent and Trademark Office.
We have registered the www.LightningPoker.net and www.LTGaming.com Internet domain names.

We have a license from Standing Stone Gaming for its Oneida II Lite software that runs part of the cash system of our poker table. The license is non-exclusive  and expires  on March 31, 2011 and may be renewed by mutual agreement of both parties for an additional term of five years. From time to time we also use a number of licensed trademarks. The trademarks, logos, trade names, and product names used herein, other than ours, are the property of their respective owners.

Gaming Regulations and Licensing

Regulatory Overview

Generally, the manufacture, sale and use of gambling devices is subject to extensive Federal, state, local and , in some jurisdictions, tribal regulation. In order to sell and distribute our

System to our target markets we, along with our customers, must comply with the applicable regulations of each jurisdiction in which we operate. We expect it to take 24 months or longer from the date of the submission of our application to obtain regulatory approval in some jurisdictions. As of December 31, 2007 we have filed or are in the process of filing applications  in  12 jurisdictions. Because our System represents a new and innovative technology, it is impossible for us to accurately determine how the various regulatory authorities will view its sale and use, or how long it will take to obtain any required approvals or licenses. It is possible that the approval of our System will take much longer than we expect or that our System will not be approved in the jurisdictions where we intend to operate, in which case we will be unable to generate revenues in such jurisdictions. The laws and regulations of the jurisdictions in which we intend to operate are subject to amendment and reinterpretation from time to time, and therefore it is possible that even if our System is approved at one time, its use may be restricted, conditioned or prohibited in the future.

Some states prohibit playing poker or gambling in any form. We will not sell or distribute our System in these states.

The following is a brief description of the material regulations that may apply to us in some of the jurisdictions in which we intend to market and sell our System.

If a state requires that the Company, as well as our System, obtain regulatory approval, we will be required to submit detailed financial and operating reports and furnish any other information the state commission may require. Our officers, directors, certain key employees and any person having a material relationship with us may also have to qualify with the state commission and obtain a finding of suitability. Our beneficial owners, especially beneficial owners of more than 5% of our outstanding Common Stock, may also be required to obtain a finding of suitability.

Thus far only one officer and one of our directors have been found suitable by gaming authorities in several jurisdictions. If a gaming authority in any jurisdiction fails to find any of our officers, directors or significant shareholders suitable, we may be prohibited from leasing, licensing or selling our System in that jurisdiction.

A finding of suitability is generally determined based upon a myriad of facts and circumstances surrounding the entity or individual in question and many gaming authorities have broad discretion in determining whether a particular entity or individual is suitable. We are unaware of circumstances that would categorically prevent a gaming authority from finding any of our officers, directors or significant shareholders suitable.

If any of our officers, directors or significant shareholders is not found suitable in a jurisdiction requiring a finding of suitability, we would be prevented from leasing, licensing or selling our System in that jurisdiction as long as the individual or entity in question remained an officer, director, or a significant shareholder. Such an occurrence would likely delay introduction of our System into such jurisdictions or prevent us from introducing our System in such jurisdictions altogether. Depending on how material such jurisdictions are to our plan of operations, failure to obtain such findings of suitability could have a material adverse affect on our results of operations. In addition, a finding that one of our officers, directors or significant shareholders is not suitable in any jurisdiction may hinder our ability to obtain necessary regulatory approvals in other jurisdictions. Conversely, however, a finding of suitability by one or more gaming authorities does not ensure that similar suitability determinations will be obtained from any other gaming authorities.

The state commission may have the authority to disapprove a change in our officers, directors and key employees. Some corporate transactions, including those that may be advantageous to our shareholders, may require prior approval of various state commissions. These states may also require our System to undergo rigorous testing by the commission, a field trial and a determination as to whether our System meets strict technical standards set forth in the applicable regulations of the commission.

The failure to comply with any requirements imposed by  state commissions or required by state law could prevent us from selling our System in such state, subject us to criminal and civil penalties, substantial fines and adversely affect our business.

We plan to apply in January 2008 for the required gaming regulatory approvals to sell our System in Nevada.  A decision from the Nevada gaming regulatory authorities could take up to 24 months from the time we apply, and we have no assurance of obtaining the required approvals to sell our System in Nevada.  We consider Nevada to be a significant target market, so obtaining Nevada gaming approvals would be a key factor in achieving future profitability and success.

The following is a summary of the Nevada gaming regulatory scheme that will become applicable to us as a Nevada gaming applicant and thereafter as a Nevada gaming licensee, if we obtain the required approvals.

Nevada Gaming Authorities

The ownership and operation of casino gaming facilities in Nevada are subject to: (1) The Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the “Nevada Act”) and (2) various local ordinances and regulations.  If we become licensed in Nevada, our gaming operations will be subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the State of Nevada Gaming Control Board (the “Nevada Board”), and, in order for us to share in the gaming revenue derived from users of the System, the Clark County Business Department and the Clark County liquor/gaming authorities (collectively, the “Clark County Board”), all of which are collectively referred to as the “Nevada Gaming Authorities.”

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (1) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time and in any capacity; (2) the establishment and maintenance of responsible accounting practices and procedures; (3) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (4) the prevention of cheating and fraudulent practices; and (5) providing a source of state and local revenues through taxation and licensing fees.  If we become licensed in Nevada, changes in such laws, regulations and procedures could have an adverse effect on our operations.

Lightning Poker is required to be licensed by the Nevada Gaming Authorities (a “Corporate Licensee”) if we sell our System in Nevada. If Lightning Poker obtains a gaming license, the license will require the periodic payment of fees and taxes and will not be transferable.  Also, if we become licensed in Nevada, we will be registered by the Nevada Commission as a publicly traded corporation (a “Registered Corporation”) and we will need to be found suitable to own the stock of Lightning Poker.  As a Registered Corporation, we will be required periodically to submit detailed financial and operating reports to the Nevada Commission and to furnish any other information, which the Nevada Commission may require.  No person will be permitted to become a stockholder of, or receive any percentage of profits from, Lightning Poker, without first obtaining licenses and approvals from the Nevada Gaming Authorities.  We and Lightning Poker will have to obtain from the Nevada Gaming Authorities the various registrations, approvals, permits, findings of suitability and licenses required in order to engage in gaming activities and manufacturing and distribution activities in Nevada.

The Nevada Gaming Authorities will be able to investigate any individual who has a material relationship to, or material involvement with, us or Lightning Poker in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee.  Officers, directors and certain key employees of Lightning Poker will have to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities.  Our officers, directors and key employees who are actively and directly involved in the gaming activities of Lightning Poker may be required to be licensed or found suitable by the Nevada Gaming Authorities.  The Nevada Gaming Authorities may deny an application for licensing for any cause, which they deem reasonable.  A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation.  Any change in a corporate position by a licensed person must be reported to the Nevada Gaming Authorities.  In addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Lightning Poker or us, we would have to sever all relationships with such person.  In addition, the Nevada Commission may require us or Lightning Poker to terminate the employment of any person who refuses to file appropriate applications.  Determination of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

We and Lightning Poker will be required to submit detailed financial and operating reports to the Nevada Commission.  Substantially all material loans, leases, sales of securities and similar financing transactions by us will have to be reported to or approved by the Nevada Commission.

If it were determined that the Nevada Act was violated by Lightning Poker, its gaming license could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures.  In addition, we or Lightning Poker and the persons involved could be subject to substantial fines for each violation of the Nevada Act, at the discretion of the Nevada Commission.  Limitation, conditioning or suspension of the gaming license of Lightning Poker could (and revocation of any gaming license would) materially adversely affect our gaming operations.

If we become licensed in Nevada, any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have its suitability as a beneficial holder of our voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.  The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires more than 5% of a Registered Corporation’s voting securities to report the acquisition to the Nevada Commission.  If we become licensed in Nevada, the Nevada Act will require that beneficial owners of more than 10% of our voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing.  Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds our voting securities for investment purposes only.  An institutional investor that has obtained a waiver may, in certain circumstances, hold up to 19% of our voting securities for investment purposes only if the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only.  Activities which are deemed consistent with holding our voting securities for investment purposes only include: (1) voting on all matters voted on by stockholders; (2) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and (3) such other activities as the Nevada Commission may determine to be consistent with such investment intent.  If the beneficial holder of our voting securities who must be found suitable is a business entity or trust, it must submit detailed business and financial information including a list of beneficial owners.  The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable.  The same restrictions apply to a record owner of stock if the record owner, after request, fails to identify the beneficial owner.  Any stockholder who is found unsuitable and who holds, directly or indirectly, any beneficial ownership of stock beyond such period of time prescribed by the Nevada Commission may be guilty of a criminal offense.  We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or Lightning Poker, we (1) pay that person any dividend or interest upon voting our securities, (2) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (3) pay remuneration in any form to that person for services rendered or otherwise, or (4) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.  Additionally, the Clark County Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

If we become licensed in Nevada, the Nevada Commission may, in its discretion, require any holder of our debt securities to file applications, be investigated and be found suitable to own such securities, if it has reason to believe that such ownership would be inconsistent with the declared policies of the State of Nevada.  If the Nevada Commission determined that a person is unsuitable to own such security, then we can be sanctioned (which may include the loss of our approvals) if, without the prior approval of the Nevada Commission, we (1) pay to the unsuitable person any dividend, interest, or any distribution whatsoever, (2) recognize any voting right by such unsuitable person in connection with such securities, (3) pay the unsuitable person remuneration in any form or (4) make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We will be required to maintain a current stock ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time.  If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities.  A failure to make such disclosure may be grounds for finding the record holder unsuitable.  We will also be required to render maximum assistance in determining the identity of the beneficial owner.  The Nevada Commission will have the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.

We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds there from are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes.  In addition, (1) a Corporate Licensee, which Lightning Poker would be, may not guarantee a security issued by a Registered Corporation pursuant to a public offering, or hypothecate its assets to secure the payment or performance of the obligations evidenced by such a security, without the prior approval of the Nevada Commission; (2) the pledge of the stock of a Corporate Licensee is void without the prior approval of the Nevada Commission; and (3) restrictions upon the transfer of an equity security issued by a Corporate Licensee and agreements not to encumber such securities are ineffective without the prior approval of the Nevada Commission.

Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission.  Entities seeking to acquire control of a Registered Corporation must meet a variety of stringent standards of the Nevada Board and Nevada Commission prior to assuming control.  The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defensive tactics affecting Nevada corporate gaming licensees and Registered Corporations that are affiliated with those operations may be injurious to stable and productive corporate gaming.  The Nevada Commission has established regulations to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (1) assure the financial stability of corporate gaming licensees and their affiliates; (2) preserve the beneficial aspects of conducting business in the corporate form; and (3) promote a neutral environment for the orderly governance of corporate affairs.  Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price and before a corporate acquisition opposed by management can be consummated.  The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation’s board of directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purposes of acquiring control of the Registered Corporation.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, will be payable to the State of Nevada and to the county in which Lightning Poker’s operations are conducted.  Depending upon the particular fee or tax involved, these fees and taxes are payable monthly, quarterly or annually and are based upon: (1) a percentage of the gross revenues received; (2) the number of gaming devices operated; or (3) the number of table games operated.  A live entertainment tax is also paid by casinos where live entertainment is furnished in connection with admission charges, the serving or selling of food, refreshments or the selling of merchandise.  A Nevada licensee that holds a license to manufacture and distribute slot machines and gaming devices, which Lightning Poker would be, also pays certain fees and taxes to the State of Nevada.

Any person who is licensed in Nevada, required to be licensed, registered or required to be registered, or a person who is under common control with any of such persons (collectively, “Licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of such person’s participation in such foreign gaming.  The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission.  Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, have contact with or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of person unsuitability.

Tribal Casinos

Under the Indian Gaming Regulatory Act of 1988 (the "IGRA"), as we understand it, we believe that the Lightning Poker System is categorized as a Class II gaming device and therefore we may legally use our device if we are in compliance with all other applicable laws and regulations in those tribal casinos located in states where poker is either expressly permitted or not expressly prohibited, for example, if poker is played using live dealers somewhere in the state. However, there is no assurance that our belief is correct. Certain tribes may require a legal opinion concluding that the device qualifies as a Class II device, and the casino itself may seek an opinion from the National Indian Gaming Commission ("NIGC"). Obtaining such legal opinions may be difficult, time consuming and expensive, and although NIGC opinions are advisory in nature, should we receive an adverse opinion from the NIGC, it would impact our ability to sell our device to tribal casinos. It is also possible that a court having jurisdiction or the NIGC can determine that our device is a Class III gaming device, the use of which is only permitted if the compact between the state and the tribe allows Class III gaming. There are substantially fewer tribes that are permitted to conduct Class III gaming than are permitted to conduct Class II gaming and therefore such a ruling would significantly impair our ability to sell or lease our device to tribal casinos.

The Department of Justice, the primary law enforcement entity responsible for enforcing the Johnson Act, has traditionally taken a broad view as to what constitutes a gambling device prohibited by the Johnson Act. It is possible that the Department of Justice may institute criminal and civil proceedings against us and that a court may rule that the Johnson Act prohibits the use of the Lightning Poker System by tribal casinos unless the tribe and state have entered into an appropriate Tribal-State compact. Any such proceedings could interfere with our ability to obtain regulatory approvals in other jurisdictions.

Additionally, certain tribes require GLI approval for devices such as our automated poker table before the casino will agree to purchase or lease the devices. GLI certification requires meeting certain technical specifications and standards and can be difficult and time consuming. It is possible this process will take longer than we anticipate for a particular jurisdiction, or we may never obtain GLI certification for a particular jurisdiction.

Federal Regulation

The federal laws that apply to illegal gaming are inapplicable to the use of our System or any other form of electronic poker table. The Department of Justice, the primary law enforcement entity responsible for enforcing the Johnson Act, has traditionally taken a broad view as to what constitutes a gambling device prohibited by the Johnson Act.

International Regulation

Through our agreement with Shuffle Master, we market our System internationally. Certain foreign countries permit the importation, sale and operation of gaming equipment in casino and non-casino environments. To market our System in these jurisdictions, our company, our executives and certain shareholders, and the System itself must comply with each individual country’s applicable regulations.

Research and Development

Our research and development efforts to date have been solely focused on the development of our System. Our research and development expenses were $1,550,314 during the fiscal year ended December 31, 2006, $142,730  during the period from April 1,  2004 to December 31, 2005 and $1,004,767 for the nine months ended September 30, 2007. Our System currently allows players to play limit and no-limit Texas Hold ’em. We are in the process of designing improvements to our System that allow other varieties of poker to be played and to add other functions that are currently unavailable in our System or in other gaming technologies. We also plan to develop other related gaming technologies that are designed to benefit casinos or card clubs in the operation of their poker rooms.

Employees

As of December 31, 2007, we had 21 full-time employees. We consider our relationships with our employees to be satisfactory. None of our employees is covered by a collective bargaining agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The information contained in this section has been derived from Lightning Poker's financial statements and should be read together with the financial statements and related notes contained elsewhere in this report.

Overview

We were formed to develop and market an electronic poker table that provides a fully automated table gaming experience without a dealer in casinos and card rooms in regulated jurisdictions worldwide.   Our poker table is designed to increase revenue and security while helping to reduce the labor costs associated with poker play.  Our table achieves the goal of increasing revenue by allowing a larger number of hands to be played per hour, increasing the “rake” or per hand fee collected by the operator commensurately.   The elimination of a live dealer also reduces labor costs and permits more tables to be operational in jurisdictions where skilled poker dealers are in short supply. Our automated table has an added benefit of eliminating mistakes by both the dealer and the player, and eliminating the need to tip the dealer.   The automated nature of the table also provides an opportunity to present information about the game to the players via individual player screens and via the common center monitor.

We have generated operating revenue yet have a history of losses since our inception. We incurred a net loss of $3,012,838 in the fiscal year ended December 31, 2006 and a net loss of $2,659,398 for the nine-month period ended September 30, 2007. We have only recently begun to generate operating revenue.

We are currently registered as an approved vendor to distribute our System to tribal casinos  and card rooms located in California and New York . We have also placed our Systems in casinos in the Atlantic and  British Columbia Provinces in Canada, Aruba, Australia, Bulgaria, Curcau, Germany, Guatemala, Lebanon, Macau, Portugal, Romania and Spain. We must obtain regulatory approvals in many additional jurisdictions, including Nevada in order to fully effectuate our business plan. We may not receive any such regulatory approvals. Due to this and a variety of other factors, including those described under “Risk Factors” below we may be unable to generate significant revenues or margins, control operating expenses or  achieve or sustain profitability in future years.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States . The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. On an ongoing basis, we evaluate these estimates, including those related to the valuation of equity awards issued. We base our estimates on historical experience and on various other assumptions that we believe are   reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 1 to our financial statements appearing elsewhere in this report, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

We generate revenue from leasing our System and from providing maintenance and support services to customers that license our System.  We also sell our Systems outright ( not including the software which is licensed and not sold) to some customers , with a recurring fee for maintenance. We recognize revenue in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition (as amended by SOP No. 98-4 and SOP No. 98-9) and Staff Accounting Bulletin (“SAB”) No. 101, updated by SAB Nos. 103 and 104 “Update of Codifications of Staff Accounting Bulletins”.

We recognize revenue on sales of our System, net of rebates, discounts and allowances, when persuasive evidence of an agreement exists, the sales price is fixed or determinable, our System is delivered and our ability to collect is reasonably assured. We recognize revenue generated under operating leases when the ability to collect is reasonably assured. The lease agreements are based on either a fixed monthly price or a pre-determined percentage of the monthly net “rake” revenue collected for each System.

If multiple units of our System are included in any one  sale or lease agreement, we intend to allocate revenue to each unit based upon its respective fair value against the total contract value and defer revenue recognition on those units where we have not met all requirements of revenue recognition.

We recognize revenue from maintenance and support services ratably over the term of the  support services agreement. We intend to recognize any revenues from professional services not essential to the customers’ use of the software under time-and-materials-based agreements as services are performed.

Research and Development

All employee and product costs associated with the development of our products are expensed until technological feasibility is reached. Technological feasibility is established when a product design and a working model of the software product have been completed and the completeness of the working model and its consistency with the product design have been confirmed by testing.

Capitalized Software

We expense internally-developed software costs in accordance with the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Research and development costs relating principally to the design and development of products are expensed as incurred.

Equity-based Compensation

We account for our stock-based employee compensation awards in accordance with SFAS No. 123(R), Share Based Payment , which establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments. SFAS No. 123(R) replaces previous  requirements under SFAS No. 123 and eliminates the ability to account for share-based compensation transactions using Accounting Principles Board  Opinion No. 25.  SFAS No. 123(R) became effective for us on January 1, 2006.  Under SFAS No. 123(R), we value stock options issued based upon the Black-Scholes option-pricing model and recognize this value as an expense over the period in which the options vest.

We estimate the fair value of each option award on the date of grant using the Black-Scholes option pricing model that used the assumptions noted in the following table.  Expected volatility is based upon publicly traded companies with similar characteristics.  The Company uses historical data to estimate option exercise and employee termination within the valuation model.  The expected term of options granted represents the period of time that options granted are expected to be outstanding.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	Year ended December 31,	Nine Months ended September 30,
	2006	2007

Weighted average volatility	19%	18%
Expected dividends	0	0
Expected term (in years)	10	10
Weighted average risk free interest rate	4.7%	4.8%

Based on the Black-Scholes model, we recorded $173,534 and $71,541 of compensation expense during the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The accounting for income taxes involves significant judgments and estimates and deals with complex tax regulations. The recoverability of certain deferred tax assets is based in part on estimates of future income and the timing of temporary differences, and the failure to fully realize such deferred tax assets could result in a higher tax provision in future periods.

In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, or FIN 48, "Accounting for Uncertainty in Income Taxes, as interpretation of FASB Statement No. 100." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements.  It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation became effective for Lightning Poker beginning in 2007. The adoption by Lightning Poker of FIN 48 did not have any material impact on its results of operations, financial position or cash flows.

Recent Accounting Pronouncements

In November 2006, the FASB issued SFAS No. 151, Inventory Costs: SFAS No. 151 requires that fixed production costs be allocated to inventory based on the normal capacity of production facilities and that unallocated overheads be recognized as an expense in the periods in which they are incurred. In addition, other items such as abnormal freight, handling costs and amounts of excess spoilage require treatment as current-period charges rather than a portion of the inventory cost. SFAS No. 151 is effective for inventory costs incurred during periods beginning after June 15, 2005.

Twelve Months Ended December 31, 2006 compared to Twelve Months Ended December 31, 2005

For the twelve months ended December 31, 2006, we had no sales, an operating loss of $2,916,868 and a net loss of $3,012,838 as compared to an operating loss of $217,943 and a net loss of $217,943 for the year ended December 31, 2005. These results were attributable to the fact that we were developing our System for sale during that period.

Nine Months Ended September  30, 2007 Compared to Nine  Months Ended September  30, 2006

Revenue

Our revenues for the nine  month period ended September  30, 2007 were $1,405,693 compared to no revenues for the comparable prior year period. This increase was due to the commencement of the sale of our System during 2007. Of those revenues, $1,257,014 was attributable to the sales of Systems and parts and $148,679 was attributable to lease revenues.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $513,768 to $1,287,197 during the first nine  months of 2007, from $773,429 during the first nine months of 2006. This increase was primarily the result of the addition of personnel, licensing expenditures and travel expenses to support our growth strategy.

Research and Development Expenses

Research and development expenses increased by $9,729 to $1,004,767 during the first nine months of 2007, from $995,038 during the first nine months of 2006. Research and development expenses are primarily related to the development of our system.

Depreciation and Amortization

Depreciation and amortization increased from $ 23,679 for the first nine months of 2006 to $164,195 for the first nine  months of 2007. This increase was primarily related to placement of our System under contracts.

Net Interest Income (Expense)

Net interest expense increased from $23,769 for the first nine  months of 2006 to $454,706 for the first nine  months of 2007. This change was the result of the issuance of notes payable and related warrants of $5,700,000 during 2007.

 Liquidity and Capital Resources

Since our inception, we have funded our startup costs, operating costs and capital expenditures through loans and from the issuance of our common stock.

For the year ended December 31, 2006, we incurred a net loss of $3,012,838 and used $2,503,306 of cash in operating activities. At December 31, 2006, we had an accumulated deficit of $3,236,119. For the nine months ended September 30, 2007, we incurred a net loss of $2,659,398 and used $2,466,620 of cash in operating activities. At September 30, 2007, we had an accumulated deficit of $5,895,517.  The generation of cash flow sufficient to meet our cash needs in the future will depend on our ability to obtain the regulatory approvals required to distribute our System and successfully market it to casinos and card clubs.

Our current cash requirements are approximately $400,000 to $450,000 per month, principally for salaries, professional services, marketing, office expenses and the purchase of the hardware components for our System.

Based on our cash flow projections and anticipated revenues, we believe we will be able to support our operations for the foreseeable future, and we do not expect to have to raise additional capital to fund our operations. However, if sales of our System do not meet, or our expenses exceed, our projections, we may need to raise additional funds through a public or private offering of securities or  a credit facility. If that becomes necessary, there is no assurance that such financing would be available to us, if at all, on reasonable terms. If we need additional funding and are unable to obtain it, our financial condition would be adversely affected.

In addition, our ability to sell or lease our System on a large scale may require additional financing for working capital. There is no assurance that such additional financing would be available to us, if at all, on reasonable terms. Our inability to obtain such financing on terms that allow us to lease our System profitably would hamper our ability to distribute our System on a large scale..

 FORWARD LOOKING STATEMENTS

Throughout this report we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include the words “may,” ”will,” “could,” “would,” likely,” estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “projections” or “anticipate” or the negative of such terms and similar words and include all discussions about our ongoing or future plans, objectives or expectations.  We have based these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, level of activity, performance or achievements  to be materially different from any future results, levels of activity performance or achievements expressed or implied by such forward-looking statements. You should read this report completely and with the understanding that actual future results may be materially different from what we expect.  We do not plan to update forward-looking statements unless applicable law requires us to do so, even though our situation or plans may change in the future.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section or elsewhere in this report.  In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur. Specific factors that might cause our actual results to differ from our expectations, might cause us to modify our plans or objectives, or might affect our ability to meet our expectations include, but are not limited to those identified below under “RISK FACTORS”:

RISK FACTORS

Our business is subject to a variety of risks. The following risk factors could result in a material adverse effect upon our business, financial condition, results of operations, and ability to implement our business plan. Many of these events are outside of our control.

We have a limited operating history on which to evaluate our business.

We are an early stage company that has generated only minimal operating revenue. Our business model is unproven and the lack of meaningful historical financial data makes it difficult to evaluate our prospects. To the extent that we are able to implement our business plan, our business will be subject to all of the problems that typically affect a business with a limited operating history, such as unanticipated expenses, capital shortfalls, delays in program development and possible cost overruns. In addition, our only product, our System, is an innovative product that has not yet been introduced to the market on a wide scale. We are still in the process of developing and testing the software that will allow additional poker games to be played on our System  and enhance the player tracking and accounting capabilities of our System.

We have  a history of losses. We may be unable to generate sufficient net revenue in the future to achieve or sustain profitability.

We have accumulated losses of $5,895,517 through September 30, 2007. To implement our business plan and generate the increased revenues necessary to achieve profitability, we must gain broad market acceptance of our System. However the market for our System is heavily regulated. We must obtain the necessary regulatory approvals for our Company and our System in many additional jurisdictions, including some jurisdictions where we have not yet filed applications. In addition to the usual risks associated with the introduction of a new product, the timing of our revenue generation will be driven in part by our ability to gain broad market acceptance of our System in those  jurisdictions where we are able to distribute our System, in part to receipt of such approvals in additional jurisdictions and entry into definitive agreements with customers in those jurisdictions. We anticipate that we will incur increased expenses, losses and cash flow deficits as we seek additional regulatory approval for our System and market it in various jurisdictions. We may not receive further regulatory approval in any jurisdiction and if we do, we may not obtain market acceptance of our System in that jurisdiction. For the reasons discussed above in this section and elsewhere in this report, it is possible that we may not generate significant revenues to achieve profitability  in the foreseeable future or at all. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis, and our failure to do so would adversely affect our business and may require us to raise additional capital, which may not be available on terms acceptable to us or at all.

Our success depends on our System achieving and maintaining widespread acceptance by casinos and poker players.

Our success depends to a large extent on broad market acceptance of our System among casinos and poker players. Even if we demonstrate the effectiveness of our System and our business model, casinos and poker players may still not use our System for a number of other reasons, including preference for live dealers, mistrust of technology and perceived lack of reliability. We believe that the acceptance of our System by casinos and poker players will depend primarily on the following factors:

•	Our ability to demonstrate our System’s economic and other benefits to casinos;
•	Players becoming comfortable with using our System; and
•	The reliability of the hardware and software comprising our System.

We enter into month-to-month agreements with our customers with whom we will license the software associated with our System and lease the hardware components of our System. However, if our System fails to achieve market acceptance quickly, our customers may not renew such leases, which would reduce our net revenue and impede our efforts to market our  System.

If we fail to obtain or maintain gaming licenses and regulatory approvals for our System, we will be unable to operate our business and license or sell our System.

The manufacture and distribution of gaming machines are subject to extensive Federal, state, local and tribal regulation. Some jurisdictions require licenses, permits and other forms of approval for gaming devices. Most, if not all, jurisdictions also require licenses, permits and documentation of suitability, including evidence of financial stability, for the manufacturers and distributors of such gaming devices and for their officers, directors, major shareholders and key personnel. Our failure to obtain regulatory approval in any jurisdiction will prevent us from distributing our product and generating revenue in that jurisdiction.

Obtaining requisite approvals is a time-consuming and costly process and cannot be assured. Although a manufacturer of gaming devices may pursue entity regulatory approval with regulators of tribal casinos at the same time that it pursues regulatory approval for its gaming devices, states that license commercial casinos, such as Nevada, require that a manufacturer obtain entity regulatory approval before seeking approval for its gaming devices. In addition, because our System is an innovative product, we expect that some regulatory authorities will be uncertain as to how to classify it. This uncertainty might result in additional time and expense associated with obtaining necessary regulatory approvals. Even after incurring significant time and expense seeking such regulatory approvals, we may not be able to obtain them.

Based on our understanding of classification under the Indian Gaming Regulatory Act of 1988 (the “IGRA”), we believe that our System qualifies as a permissible aid to Class II gaming and that tribal casinos that are located in states where poker is either expressly permitted or not expressly prohibited (so long as the poker is being played somewhere in the state) will be legally entitled to use our System, provided that they otherwise comply with the IGRA, and the regulations of the National Indian Gaming Commission and the tribe. However, there is no assurance that our belief is correct. The Department of Justice, the primary law enforcement entity responsible for enforcing the Johnson Act, has traditionally taken a broad view as to what constitutes a gambling device prohibited by the Johnson Act. It is possible that the Department of Justice may institute criminal and civil proceedings against us and that a court may rule that the Johnson Act prohibits the use of our System by tribal casinos unless the tribe and state have entered into an appropriate tribal-state compact. Any such proceedings could interfere with our ability to obtain regulatory approvals in other jurisdictions.

If we fail to obtain a necessary registration, license, approval or finding of suitability in a given jurisdiction, we would likely be prohibited from distributing our System in that jurisdiction. In addition, some jurisdictions require license holders to obtain government approval before engaging in some transactions, such as business combinations, reorganizations, stock offerings and repurchases. We may not be able to obtain all necessary registrations, licenses, permits, approvals or findings of suitability in a timely manner, or at all. Our failure to obtain in a timely manner necessary regulatory approvals in jurisdictions that are material to us, whether individually or in the aggregate, would have a material adverse effect on our net revenue and delay or prevent market acceptance of the System.

If we fail to obtain or maintain gaming licenses and regulatory approvals for our Company  and our  officers, directors and significant shareholders, we will be unable to operate our business and license or sell our System.

Gaming authorities in some jurisdictions may investigate any individual who has a material relationship with us, and any of our shareholders, to determine whether the individual or shareholder is suitable to those gaming authorities. Other than Mr. Tecce, one of our directors who has been found suitable by the Pennsylvania Gaming Control Board as a result of regulatory approval of another company he is associated, with  and  Mr. Ciunci, our Chief Financial Officer (“CFO”) who has been found suitable by various gaming authorities as a result of regulatory approvals of other companies with which he has been associated,  none of our officers, directors or significant shareholders has been found suitable by any gaming authority. If a gaming authority in any jurisdiction fails to find any of our officers, directors or significant shareholders suitable, we may be prohibited from leasing, licensing or selling our System in that jurisdiction and it could adversely affect our regulatory approvals in other jurisdictions..

A finding of suitability is generally determined based upon a myriad of facts and circumstances surrounding the entity or individual in question and many gaming authorities have broad discretion in determining whether a particular entity or individual is suitable. We are unaware of circumstances that would categorically prevent a gaming authority from finding any of our officers, directors or significant shareholders suitable.

If any of our officers, directors or significant shareholders are not found suitable in a jurisdiction requiring a finding of suitability, we would be prevented from leasing, licensing or selling the System in that jurisdiction as long as the individual or entity in question remained an officer, director, or a significant shareholder. Such an occurrence would likely delay our introducing the System into such jurisdiction or prevent us from introducing the System in such jurisdiction altogether. Depending on how material such jurisdiction is to our plan of operations, failure to obtain such findings of suitability could have a material adverse effect on our results of operations. In addition, a finding that one of our officers, directors or significant shareholders is not suitable in any jurisdiction may hinder our ability to obtain or retain necessary regulatory approvals in other jurisdictions. Conversely, however, a finding of suitability by one or more gaming authorities does not ensure that similar suitability determinations will be obtained from any other gaming authorities.

Although we have the ability to terminate the employment of an officer or remove a director in the event that such officer or director fails to be found suitable, such termination or removal would disrupt the management of our Company and would likely have an adverse affect on our business and the results of our operations. In addition, the removal of a director under the provisions of our charter documents may be delayed if such removal requires action on the part of our shareholders at a special shareholders’ meeting.

Our failure to remain competitive with our competitors, some of which have greater resources, could adversely affect our ability to retain existing customers and obtain future business.

There are a number of companies that offer poker-related entertainment or manufacture and distribute automated gaming machines. Most of these companies have greater financial resources than we have. We are aware of one GLI-certified competitor offering automated poker tables such as ours, namely PokerTek, Inc.. The primary barriers to entry are the establishment of relationships with the owners and operators of casinos and card clubs, the receipt of necessary regulatory approvals and the development of the technology necessary to create an automated poker table. However, we anticipate that our potential competitors will include manufacturers of gaming devices that have already established such relationships and that have received some, if not all, of the regulatory approvals that would be required to market and sell automated poker tables in our target markets. Most of these companies have greater financial resources than we have. Therefore, we anticipate that the barriers to entry in our market would not pose a significant obstacle for such manufacturers if they sought to compete with us.

Due to the limited barriers to entry, we believe that the early establishment of market share is a key factor in our plan of operations, especially given the finite market for the System. If we are unable to obtain significant early market presence or we lose market share to our competitors, it may cause us to reduce the price at which we lease or sell the System, which would materially affect our net revenue. There are many companies who could introduce directly competitive products in the short term that also have established relationships, the potential to develop technology quickly and greater resources than we have.

We compete in a single industry, and our business would suffer if demand for gaming in general, or poker in particular, decreases.

We expect to continue to derive substantially all of our revenues from the leasing, licensing, and sale of the System and from providing related maintenance and support services. Although the popularity of poker in particular and gaming in general has recently been growing in the United States and abroad, gaming has historically experienced backlash from various constituencies and communities. Public tastes are unpredictable and subject to change and may be affected by changes in the country’s political and social climate. A change in public tastes or a backlash among certain constituencies or in certain communities could result in reduced popularity of poker or increased regulation of the gaming industry, either of which could significantly reduce demand for the System.

Our business may suffer if patents are issued to our competitors in the future.

Competitors in our industry are currently seeking patent protection for various features involving design and technology in electronic games and electronic poker tables specifically.  If patents are issued to our competitors we may not obtain, or we may lose, a competitive advantage in the marketplace and our revenue and profitably may be negatively impacted.

Third party claims of infringement against us could adversely affect our ability to market our System and require us to redesign our product or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages or prohibit us from distributing the System at all. We have from time to time received correspondence from our competitor PokerTek advising us that it has filed certain patent applications, is aggressively pursuing patent protection for its products, and will aggressively pursue any infringers as their patents issue. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our product may infringe. If the System infringes a valid patent, we could be prevented from distributing the System unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the System to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

Defects in, and fraudulent manipulation of, our System could reduce our revenue, increase our costs, burden our engineering and marketing resources, involve us in litigation and adversely affect our gaming licenses.

Our success will depend on our ability to avoid, detect and correct software and hardware defects and prevent fraudulent manipulation of the System. The System is subject to rigorous internal testing, and will be subject to additional testing by regulators in certain gaming jurisdictions. We may not be able to build and maintain products that are free from defects or manipulations and that satisfy these tests. Although we have taken steps to prevent defects and manipulations, the System could suffer such defects and manipulation after it has been widely distributed.

Although we do not believe it is likely, it is possible that an individual could breach the security tables of a casino or card club, gain access to the server on which the System operates and fraudulently manipulate its operations. The occurrence of such fraudulent manipulation or of defects or malfunctions could result in financial losses for our customers and in turn termination of leases, cancellation of orders, product returns and diversion of our resources.

Even if our customers do not suffer financial losses, casinos and card clubs may replace the System if it does not perform according to expectations. Any of these occurrences could also result in the loss of or delay in market acceptance of the System and loss of licenses, leases and sales.

In addition, the occurrence of defects in, or fraudulent manipulation of, the System and its associated software may give rise to claims for lost revenues and related litigation by our customers and may subject us to investigation or other disciplinary action by regulatory authorities that could include suspension or revocation of our regulatory approvals.

The use of our System could result in product liability claims that could be expensive and that could damage our reputation and harm our business.

Our business exposes us to the risk of product liability claims. Subject to contractual limitations, we will face financial exposure to product liability claims if the System fails to work properly and causes monetary damage to either poker players or casinos and card clubs. In addition, defects in the design or manufacture of the System  might require us to recall each System  that has been leased. Although we maintain product liability insurance, the coverage limits of policies available to us may not be adequate to cover future claims. If a successful claim is brought against us in excess or outside of our insurance coverage, we may be forced to divert resources from the development of the System, the pursuit of regulatory approvals and other working capital needs in order to satisfy such claims.

The loss of the services of our Chairman, Chief Executive Officer (“CEO”) and President, or other key employees, or the failure to attract additional key individuals, could materially adversely affect our business.

Our success will depend on retention of key management executives who have been instrumental in our development thus far, and on our ability to attract and retain employees to complete the development of enhancements to the System and to market it widely. We seek to compensate and incentivize our key executives, as well as other employees, through competitive salaries, stock ownership and bonus plans, but these programs may not be sufficient to allow us to retain key employees or hire new employees.

Our management team’s limited experience in this market could increase costs, hamper our marketing strategies and delay our expansion.

We have not yet demonstrated that we are able to implement our business plan fully or in a timely manner. The limited experience of our management team in the gaming industry and the market for automated game technology could result in increased operating and capital costs, difficulties in executing our operating and marketing strategies and delays in our expansion strategy. Our management team also has limited experience with the process of obtaining the regulatory licenses, certifications and approvals that we will need in order to market and distribute the System in additional jurisdictions. We may not successfully address any or all of the risks posed by this limited experience, and our failure to do so could seriously harm our business and operating results.

If we fail to manage our expected growth, our business and operating results could be harmed.

We have received limited operating revenue and we expect to experience rapid growth in our headcount and operations, placing significant demands on our operating and financial infrastructure. If we do not effectively manage our growth, our ability to develop and market the System could suffer, which could negatively affect our operating results. To manage our expected growth effectively, we must continue to improve our operating, financial and management controls and our reporting procedures.

Our success will depend on the reliability and performance of third party manufacturers and suppliers.

Although we currently manufacture the System from component parts obtained from third party suppliers, we expect in the future to retain third party manufacturers to complete all phases of manufacturing. Should the selected manufacturers not be able to meet our requirements, we would be significantly hampered from serving our customers and may miss revenue-generating opportunities. We currently obtain the touch screen monitors for the System from a single supplier. While changing suppliers for this component is not impossible, doing so would require significant time and effort on the part of our management team and could cause us to miss revenue-generating opportunities until we are able to obtain touch screen monitors from a new supplier. In addition, the supply of the liquid crystal display for the System is uncertain and subject to significant backlogs from time to time due to spikes in general demand for such displays. We compete with other companies for the production capacity of third party suppliers for these displays and for other components. Certain of these competing companies have substantially greater financial and other resources than we have and thus we may be at a competitive disadvantage in procuring production capacity. Our inability to contract with third party manufacturers and suppliers to provide a sufficient supply of our product on acceptable terms and on a timely basis could negatively impact our relationships with existing customers and cause us to lose revenue-generating opportunities with potential customers.

Our failure to obtain any necessary additional financing would have a material adverse effect on our business.

 We  lease our System to customers under operating leases. Until we are able to sell additional units of our System to our customers, our ability to lease the System to our customers on a large scale may require us to obtain additional financing necessary for the manufacture of the System. Such financing may not be available on terms that are favorable to us, or at all. Our inability to obtain such financing on terms that allow us to lease the System profitably would hamper our ability to distribute the System on a large scale and may therefore delay our ability to obtain significant early market presence as well as market acceptance of the System.

In addition, if our revenue is less than we anticipate or if we incur unforeseen expenses, we may need to seek additional equity or debt financing. We may not be able to obtain such  financing when we need it or at all. Even if such financing is available, it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, sufficient additional financing in the future we may be unable to develop our System, adequately protect our intellectual property, meet customer demand for our System or withstand adverse operating results or otherwise accomplish our business objectives. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

If the network infrastructure of certain of the casinos in which our System is or will be installed proves unreliable, market acceptance of our System would be materially and adversely affected.

We expect to enter into agreements with customers that operate casinos and card clubs in more than one location. In such cases, we anticipate that our agreement with such customers will provide that they are responsible for providing at their expense a dedicated high-speed connection between the tables comprising the System in the various locations operated by the customers to a remote central server supporting such tables. Failures or disruptions of a customer’s dedicated high-speed connection that result in the stoppage of play or in reduced performance of our System could reduce players’ gaming experience, adversely affect the casinos’ or card clubs’ satisfaction with automated gaming devices in general and delay or prevent market acceptance of the System.

We will incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

While we have been  a public company since the second quarter of 2007, our compliance costs to date have not been substantial in light of our limited operations before the Merger. Lightning Poker did not  operate as a public company before the Merger. As a public company with operations, we will incur increased legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission (“SEC”), have imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these matters. Moreover, these rules and regulations will increase our legal and accounting  compliance costs and will make some activities more time-consuming and costly.

Risks Relating to our Common Stock

There is currently no trading market for our Common Stock, and liquidity of shares of our Common Stock is limited.

Our outstanding Common Stock was issued without registration under the Securities Act or the securities laws of any state or other jurisdiction, and  are deemed “restricted securities”. Consequently, there is no public trading market for our Common Stock. Further, no public trading market is expected to develop in the foreseeable future. The outstanding shares of our Common Stock cannot be offered, sold, pledged or otherwise transferred unless registered pursuant to, or exempt from registration under, the Securities Act and any applicable state securities laws or regulations. Based upon the policy of the Division of

Corporation Finance of the SEC and recent amendments to Rule 144 under the Securities Act, shares of our Common Stock cannot be resold under Rule 144 until one year after the date of this report. Compliance with the criteria for securing exemptions from registration under the Securities Act and the securities laws of the various states is extremely complex, especially in respect of a stockholder’s ability to dispose of shares that the stockholder acquired from the issuer or from an affiliate of the issuer  without registration under the Securities Act or state securities laws.

We have never paid dividends on our Common Stock.

We have never paid dividends on our Common Stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will instead be re-invested into the Company to further its business strategy.

We cannot assure you that our Common Stock will be listed on NASDAQ or any stock exchange.

We cannot assure you that we will be able to meet, or that we will attempt to meet, the initial listing standards of NASDAQ or any stock exchange, or that we will be able to maintain a listing of our Common Stock on NASDAQ or any stock exchange. Until such time, if and when, our Common Stock is listed on NASDAQ or a stock exchange, we may seek to have our Common Stock quoted  on the OTC Bulletin Board, or on the Pink Sheets, where our stockholders may find it more difficult to dispose of shares or obtain accurate quotations as to the trading price and trading activity of our Common Stock. In addition, we would be subject to an SEC rule that, if  we failed to meet the criteria set forth in such rule, would  impose various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our Common Stock, which may further reduce  its liquidity. This would also make it more difficult for us to raise additional capital.

Our Authorized Preferred Stock could be issued under circumstances that would adversely affect holders of our Common Stock.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.  The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any Preferred Stock, there can be no assurance that we will not do so in the future.

PROPERTIES

We currently sub-lease office and warehouse space of approximately 7,500 square feet located at 106 Chelsea Parkway, Boothwyn, PA 19061 at a rental of $61,875 per year. The sub-lease expires in March 2010. This is currently the location of our principal offices and substantially all of our operations.  The premises are in good condition and adequate for our foreseeable needs. We believe our property is adequately insured.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our Common Stock were beneficially owned as of January 29, 2008 after giving effect to the Merger, by (1) each person known by us to be the beneficial owner of more than 5% of our  Common Stock (“5% Shareholder”), (2) our directors, (3) our executive officers, and (4) all our directors and executive officers as a group. In general, “beneficial ownership” includes those shares a person has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire shares through the exercise of options or warrants that  are exercisable currently or become exercisable within 60 days. Except as indicated otherwise below, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. For each person or the group reported in the table below we based our calculation of the percentage owned of 4,644,785 shares issuable as a result of the consummation of the Merger,  and added shares that may be acquired within 60 days to the number of other shares that the person owns as well as to the number of shares outstanding. Included in this calculation for each person or the group are shares which will be subject to new stock options that we intend to grant under our 2007 Equity Incentive Plan (the “2007 Plan”) in substitution for outstanding Lightning Poker stock options, to the extent that those new options will be exercisable by such person or a member of the group ( as the case may be) when granted.  This is based on our projection that 60 days after our filing of this Form 8-K with the SEC (or shortly after that 60-day period), we will register under the Securities Act the options and shares allocated to the 2007 Plan and then grant Company stock options in substitution for the Lightning Poker options.

The address of each of the directors and executive officers listed below is c/o Lightning Poker, Inc., 106 Chelsea Parkway, Boothwyn, Pennsylvania 19061.

Number of Shares
Directors and Executive Officers:	Beneficially Owned	Percent of Class
Donald Caldwell	4,018,990	(1)	51.37%
Fredrick C. Tecce	3,608,990	(2)	46.13%
Brian Haveson	795,909		17.14%
Ronald Skotarczak	115,200	(3)	2.42%
Robert Ciunci	30,000	(3)	.64%
All Directors and executive officers as a group (6 persons)	5,390,099	(8)	67.64%

5% Shareholders:
Co Investment Fund II LP and related parties	3,178,990	(1)(4)	40.63%
SIG Strategic Investments, LLLP	777,605	(4)	14.34%
Seth Berger	447,727	(5)	9.78%
Stewart Greenbaum, LLC	388,802	(4)	7.72%
Poker Automation, LLC	344,058	(6)	7.41%
R Martin Oliveras	300,000	(7)	6.46%

(1)
Includes warrants to purchase 3,178,990 shares of Common Stock held by Co Investment Fund II LP ( “CI II”). CI II is managed by Cross Atlantic Capital Partners Inc. (“Cross Atlantic”) of which Mr. Caldwell is Chairman and CEO. Consequently, Cross Atlantic and Mr. Caldwell may be deemed the beneficial owners of the shares that CI II beneficially owns. Under a voting agreement Mr. Caldwell is a representative of CI II on our Board of Directors.

(2)
Includes warrants to purchase 3,178,990 shares of Common Stock held by CI II. CI II is managed by Cross Atlantic of which Mr. Tecce is a managing director. Consequently, Cross Atlantic and Mr. Tecce may be deemed the beneficial owners of the shares that CI II beneficially owns. Under a voting agreement Mr. Tecce is a representative of CI II on our Board of Directors. Also includes 50,000 shares of Common Stock beneficially owned by Mr. Tecce’s wife.

(3)	Consists of options to purchase shares of Common Stock.
(4)
Consists of warrants to purchase shares of Common Stock. The address of Cross Atlantic,CI II and Stewart Greenbaum LLC is Five Radnor Corporate Center, Suite 55, 100 Matsonford Road, Radnor, Pa 19087. The address of SIG Strategic Investments LLLP is 401 City Line Avenue, Suite 220, Bala Cynwood, Pa 19004.

(5)	Includes options to purchase 240,000 shares of Common Stock. The address is 3 Dovecote Lane, Malvern, Pa 19355.
(6)
Based on 344,058 Lightning Poker shares issuable to Poker Automation LLC (“Poker Automation”) pursuant to an asset purchase agreement between Lightning Poker and Poker Automation. In the Merger shares of Common Stock are issuable, in exchange for those Lightning Poker shares, to persons who will be designated by Poker Automation (consisting of Poker Automation’s members and possibly certain creditors).

(7)	The address for Mr. Oliveras is 18 Brooklake Road, Florham Park, NJ 07932.
(8)	Includes warrants and options for an aggregate of 3,324,190 shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

Below is certain information regarding our directors, executive officers and significant employee. All of the Company’s directors took office on January 29, 2008, except Brian Haveson, who became a director of the Company on September 6, 2007.

Name	Age	Position Held with the Company
Brian Haveson	43	Chairman, CEO, President, Director
Ron Skotarczak	36	President, Lightning Poker, Inc.
Robert Ciunci	61	CFO
Donald Caldwell	61	Director
Frederick Tecce	72	Director
Albert Keyack	46	Secretary

Brian Haveson

Mr. Haveson has served as CEO and President of the Company since August, 2007, CEO of Lighting Poker  since October 1, 2006 and has been a director of Lighting Poker since June , 2005. Previously, he served as Chairman from Lightning Poker’s inception until he became CEO. From 1994 through 2002, Mr. Haveson served as CFO and CEO of Nutri/System, Inc. Prior to that he was a manager for 4 years with Arthur Andersen in its Turnaround Group. Mr. Haveson has been a professional poker player for 10 years, cashing in 26 major tournaments including 8 World Series of Poker. He won best overall player honors at the 2002 World Poker Finals. Mr. Haveson received a Bachelor of Science degree in Aerospace Engineering from the University of Maryland and a Masters in Management from Purdue University.

Ron Skotarczak

Mr. Skotarczak has served as President of Lightning Poker since November 2005 and has been a director of Lightning Poker since September 2006. Previously, he was Vice President for Marketing and Entertainment of The Basketball Marketing Company, Inc. d.b.a. AND 1, from 2001 through 2005. In that role, Ron created and led AND 1’s Entertainment business area. This concept created and expanded television programming, live and gated events, home video, licensing and footwear products. Mr. Skotarczak has also led Sales divisions in the NBA, NFL and NHL. He serves as an adjunct Professor at his alma mater, Villanova University.

Robert Ciunci

Mr. Ciunci has served as CFO  of Lightning Poker since January, 2007 and CFO of the Company since January 29, 2008. Previously he held various executive positions with both private and publicly traded gaming companies.  Mr. Ciunci was Chief Operating Officer and CFO of American Wagering, Inc. a publicly traded casino and sports book operator in Nevada.  Mr. Ciunci was CFO of Autotote Systems, Inc., a publicly traded service provider to the horse racing industry.  He also was Vice President Finance for the racing division of Scientific Games Corporation. He has held numerous domestic and international gaming licenses including in Nevada, New Jersey and Australia.  Mr. Ciunci is a Certified Public Accountant (“CPA”)  and holds a Masters of Business Administration in finance and a Bachelors of Science Degree in accounting from Widener University.

Donald Caldwell

Mr. Caldwell has been a director of Lightning Poker since June 2005 He is the founder, Chairman and CEO of Cross Atlantic .  Mr. Caldwell oversees the operations of all of Cross Atlantic's offices and focuses a significant amount of his time on the growth of the Cross Atlantic franchise through fund raising, network development, and deal flow.

Mr. Caldwell  serves on the board of several publicly and privately held companies and civic organizations, including Diamond Management & Technology Consultants, Incorporated (NASDAQ); Quaker Chemical Corporation (NYSE); Voxware Incorporated (NASDAQ); Rubicon Technologies, Incorporated; Management Dynamics; Pennsylvania Academy of the Fine Arts (Chairman); Arts & Business Council of Greater Philadelphia (Chairman); and the Committee for Economic Development.

Until March 1, 1999, he was President and Chief Operating Officer of Safeguard Scientifics, Inc., where he also previously served as Executive Vice President.  Prior to joining Safeguard in 1993, Mr. Caldwell held a number of executive and financial positions, including Chief Administrative Officer of a predecessor company of Cambridge Technology Partners, Inc. (Massachusetts), a provider of information technology consulting and software development; Executive Vice President and then President of Atlantic Financial; and as a partner in the national office of Arthur Young & Co., a predecessor to Ernst & Young, LLP.

He is a CPA in the State of New York and holds a Bachelor of Science degree from Babson College and a Master of Business Administration from the Graduate School of Business at Harvard University.

Frederick Tecce

Mr. Tecce has been a director since June 2005.  Mr. Tecce is a managing director of Cross Atlantic.  Mr. Tecce works closely with Mr. Caldwell on fundraising, as well as overseeing  Cross Atlantic's legal issues, including contracts and intellectual property rights. Mr. Tecce is also of counsel to the law firm Buchanan Ingersoll & Rooney PC.

Mr. Tecce has served as of counsel to the Pennsylvania Public School Employees' Retirement System Board, where he was appointed by Governor Tom Ridge in 1995, serving as chairman of the finance committee for five years.

Most of Mr. Tecce's professional career has been spent as a principal in a company that pioneered and licensed new technology in the textile industry.  This involved managing a long-term, complex, multi-party lawsuit directed to enforcing the company's patent rights.  His experience in managing complex litigation was also the basis for his engagement with two other significant businesses whose existence was threatened by lawsuit disputes.  In addition, Fred has launched several new businesses from the seed stage and has  been an investor and active participant in several emerging growth companies.

Mr. Tecce  holds a B.A. from the University of Pennsylvania and J.D. from the Dickinson School of Law of Pennsylvania State University.

Albert Keyack

Mr. Keyack has served as Secretary of Lightning Poker since May 2007 and of the Company since January 29, 2008. Previously, Mr. Keyack practiced law with Klehr, Harrison, Harvey, Branzburg & Ellers LLP of Philadelphia, PA.  Prior to 2005, Mr. Keyack held positions as in-house counsel in several technology companies, including publicly traded and venture capital backed companies, and in private practice.  Mr. Keyack holds a J.D from Rutgers University and a Bachelor of Engineering from Villanova University.

Ian Frisbie

Mr. Frisbie is Chief Technology Officer (“CTO”) of Lightning Poker.  We consider Mr. Frisbie to be a significant employee, but not an executive officer.  Mr. Frisbie has held this position with Lightning Poker since October 2006.  He served as Senior Developer of Lightning Poker from April 2006 through July 2006 and as acting CTO from July 2006 to October 2006.  Mr. Frisbie owned and operated 3D Internet Group from 1998 until 2006.  Prior to 1998, he served as Senior Manager of Avionics Development for Aeronautical Radio, Inc. in Annapolis, MD.  He received a Bachelor of Science in Electrical Engineering from the University of Maryland.

Director Independence

Since our shares are not listed for trading on any stock exchange or traded on any inter-dealer quotation system, our directors are not required to be independent.  Using the definition of independent director contained in the Nasdaq listing standards, Mr. Caldwell and Mr. Tecce would be considered independent. The Nasdaq listing standards define an "independent director" generally as a person, other than an officer or employee of the Company or an individual who has a relationship that, in the opinion of the Company's Board of Directors, would interfere with the director's exercise of independent judgment.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table contains information concerning the compensation we provided in 2007 to Brian Haveson, our principal executive officer; and  Ronald Skotarzcak, President of Lightning Poker (collectively, our "named executive officers"). All of the positions reported below were with Lightning Poker and compensation was paid by Lightning Poker.

 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Brian Haveson, Chairman and CEO	2007	$197,917	$-	$-	$600	$-	$-	$8,595	$207,112
Ronald Skotarzcak, President	2007	$160,417	$-	$-	$27,405	$-	$-	$10,898	$198,720

NOTES:

(1)
Stock options were granted pursuant to Lightning Poker’s 2006 Equity Incentive Plan. The amounts in the Options Awards column reflect the dollar amounts we recognized  for financial statement purposes for the year ended December 31, 2007 in accordance with SFAS 123R . See "Equity-Based Compensation"  in the Management’s Discussion and Analysis section of this report for additional information regarding our valuation assumptions with respect to stock option awards.

(2)	Includes an employer contribution to an employee benefit plan that is available to all employees.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning all unexercised Lightning Poker options granted to our named executive officers which were outstanding on December 31, 2007.

Pursuant to the Merger, we plan to exchange all Lightning Poker stock options for an equal number of Company stock options having substantially the same terms and conditions.  We expect to accomplish this after we have registered the Company’s stock options and the underlying shares under the Securities Act.  We expect to register the options and the shares as soon as practicable after the passage of 60 days from our filing of this report.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Option Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Excercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (day / mo/ year)
Brian Haveson, Chairman and CEO(1)	-	500,000	-	$ 2.56	08/08/2017
Ronald Skotarczak, President of Lightrning Poker(2)	96,000	144,000	-	$ 1.10	31/08/2016
Ronald Skotarczak, President of Lightning Poker (2)	19,200	28,800	-	$ 1.10	15/09/2016

NOTES:

(1)	At December 31, 2007 Mr. Haveson held options to purchase an aggregate of 500,000 shares of common stock of Lightning Poker. Options for 100,000 shares vest each August until 2012.
(2)
At December 31, 2007 Mr. Skotarczak held options to purchase an aggregate of 288,000 shares of common stock of Lightning Poker, of which options for 115,200 shares were vested. Options for an additional 57,600 shares vest each November until  2010.

All options were granted pursuant to the 2006 Equity Incentive Plan of Lightning Poker. The exercise price was the price determined by  Lightning Poker’s board of directors  and was not  less than 100% of the fair market value of the common stock at the time of grant. Options granted will not be exercisable after ten years from the date of grant.

Director Compensation

Our directors, excluding directors who are named executive officers, did not receive compensation during 2007.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS.

In August 2007, Lightning Poker loaned Brian Haveson, its CEO, the sum of $40,000 (the "Loan"). The proceeds of the Loan were used by Mr. Haveson to purchase all of the outstanding  stock of  the Company pursuant to the Stock Purchase Agreement dated August 17, 2007 (the "Stock Purchase Agreement") with Golden Buffalo Capital, LLC (“ Golden Buffalo”). Under the terms of the Loan and Merger Agreement, at the time of the Merger the shares held by Mr. Haveson were cancelled with no obligation on the part of  the Company to pay any  consideration to Mr. Haveson  and the Loan was discharged.

When the Company was incorporated in March 2007, Golden Buffalo was the sole shareholder, and Bruce Brandt was a principal of Golden Buffalo and was the Company’s sole director and executive officer. Golden Buffalo and Mr. Brandt could be deemed the former promoters of the Company and Mr. Haveson could be deemed a person who acquired control of the Company from its promoters when the Company was a shell company.

In 2006 Lightning Poker borrowed $2,000,000  under a three -year loan agreement with  CI II. In 2007 Lightning Poker borrowed $1,500,000  under a one- year loan agreement with CI II and $2,000,000 under a three -year loan agreement with  CI II (the 2006 and 2007 loans collectively, the “ CI II Loans”) . CI II  is managed by Cross Atlantic and  is a 5% Shareholder. Mr. Caldwell is the founder and CEO and  Mr. Tecce is a  managing director and of counsel of  Cross Atlantic.  In connection with the CI II Loans, Lightning Poker issued to CI II warrants to purchase 3,178,990 shares of common stock. The aggregate fair market value of the warrants at the time Lightning Poker issued them was $706,088. For 2006 interest on the CI II Loans amounted to $ 46,465 and for 2007, interest on the  CI II Loans amounted to $342,600. During 2006 and  2007, we made no  principal payments on the CI II Loans,.  As of January 29, 2008, the aggregate outstanding principal amount of the CI II Loans was $5,500,000.

Pursuant to the Merger, each warrant to purchase Lightning Poker common stock became exercisable for the same number of  shares of our Common Stock  on  the same terms and conditions.

Mr. Tecce is of counsel to the law firm of Buchanan Ingersoll & Rooney PC, which Lightning Poker, the Company or both retained for various legal matters in 2006, 2007 and in our current fiscal year.  During 2006 and 2007 fees and expenses incurred to that firm  totaled $11,550 and $111,262, respectively.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock, par value $0.001 per share, of which 4,644,785 shares are   issuable pursuant to the Merger and 10,000,000 shares of Preferred Stock, par value $0.001 per share, none of which  have been designated or issued. The following summarizes the important provisions of our capital stock.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Holders of Common Stock have no preemptive rights to purchase our Common Stock. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of Preferred Stock so issued may have priority over the Common Stock with respect to dividend or liquidation rights. Any future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to  issue any Preferred Stock or adopt any series, preferences or other classification of Preferred Stock.

The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could delay, defer or prevent an unsolicited acquisition proposal or other change in control of the Company. For instance, the issuance of a series of Preferred Stock might have this effect by including class voting rights that would enable the holder  of Preferred Stock to block such a transaction. Alternatively, we might give the Preferred Stock voting rights that would help or ensure that we obtain sufficient approval by our stockholders to enter into a change in control transaction. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the Company and our stockholders, the Board of Directors could issue Preferred Stock under circumstances that would discourage or block an acquisition attempt or other transaction (1) that some, or a majority, of the stockholders might believe to be in their best interests or (2) in which stockholders might receive a premium for their stock over the then market price of such stock. Similarly, we could issue Preferred Stock under circumstances that would encourage or facilitate a change in control transaction that some or  majority of the stockholders do not support. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board of Directors. We do not anticipate declaring any dividends.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Trading Market

Our Common Stock is not traded on any stock exchange and has not been traded on any interdealer quotation system. We are not aware of any market activity in our Common Stock since the Company’s inception and through the date of this filing.

No shares of our Common Stock may be sold in reliance upon the exemption from Securities Act registration provided by Rule 144 promulgated under the Securities Act until one year after the date of this report.

Holders

As a result of the completion of the Merger, the 59 former record holders of Lightning Poker common stock are entitled to receive shares of the Company’s Common Stock.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

Securities Authorized for Issuance  on Exercise of  Option and Warrants

As a result of the completion of the Merger, at January 29, 2008  there were outstanding   warrants  to  purchase  4,453,157 shares  of the Company’s Common Stock . There were also options to purchase 1,873,000 shares of Lightning Poker’s stock outstanding.  Under the terms of the Merger each option to purchase a share of  common stock of Lightning Poker, including options issued under Lightning Poker's stock option plan, became exercisable for a share of Common Stock of the Company on the same terms and conditions. The Company intends to issue new stock options in implementation of this provision of the Merger once it has filed a Form  S-8 Registration Statement  after 60 days have elapsed from the filing of this report.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information, as of December 31,2007, with respect to Lightning Poker’s stock option plan under which common stock  of Lightning Poker was authorized for issuance. As explained in the “Executive Compensation” section of this report, the options issued under that plan will be exchanged for options  for the same number of shares of the Company's Common Stock under the 2007 Plan, to which we have allocated 2,500,000 shares once we have registered the 2007 Plan options and underlying shares under the Securities Act.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	1,873,000	$1.52	127,000
Equity compensation plans not approved by security holders	-	-	-

Total	1,873,000	$1.52	127,000

(a)  At December 31, 2007 the maximum aggregate number of shares of Lightning Poker common stock that may be issued under the  2006 Equity Incentive plan was 2,000,000,

LEGAL PROCEEDINGS

We are not currently a party to any pending litigation.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

RECENT SALES OF UNREGISTERED SECURITIES

On March 1, 2007, in connection with the Company’s organization, the Company issued 3,000,000 shares of Common Stock to Golden Buffalo in exchange for $3,000 cash.  Golden Buffalo and its principal, Bruce Brandt, were the Company’s organizers and Mr. Brandt was the Company’s sole director and executive officer until Golden Buffalo sold its shares of Common Stock to Brian Haveson.  The shares were issued without registration under the Securities Act in reliance on the exemption from registration provided in Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder.

As a result of the consummation of the Merger on  January 29, 2008,  4,644,785  shares of the Company’s Common Stock are issuable to the former shareholders of Lightning Poker and warrants to purchase 4,453,157  shares of Lightning Poker common stock became exercisable for the same number of shares of Common Stock of the Company. The warrants have  a weighted average exercise price of $1.77 per share and a term of five years expiring on July 17, 2012 and can be exercised in whole or in part from time to time during the exercise period. Those shares, including the shares underlying the warrants, are issuable without registration under the Securities Act  in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act  and Rule 506 promulgated thereunder.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

 Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, a director or officer of the Company is not individually liable to the Company or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and
(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;
2.	the proceeding was authorized by our Board of Directors;
3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or
4.	such indemnification is required to be made pursuant to the bylaws.

Under Nevada law, we cannot indemnify an officer or director for any claim, issue or matter as to which he has been adjudged by a court, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the company as a director or executive officer of another entity.

Item 3.02                      Unregistered Sales of Equity Securities.

As a result of the consummation of the Merger on January 29, 2008,  4,644,785 shares of the Company's Common Stock are issuable to the former shareholders of Lightning Poker and warrants to purchase 4,453,157 shares of Lightning Poker common stock became exercisable for the same number of shares of Common Stock of the Company. The warrants have  a weighted average exercise price of $1.77 per share and a term of five years expiring on July 17, 2012 and can be exercised in whole or in part from time to time during the exercise period. Those shares, including the shares underlying the warrants, are issuable without registration under the Securities Act  in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

The warrants have  a weighted average exercise price of $1.77 per share and a term of five years expiring on July 17, 2012 and can be exercised in whole or in part from time to time during their term.

Item 5.01                      Changes in Control of Registrant.

As a result of the Merger, the former shareholders of Lightning Poker became the shareholders of the Company and the shares of the Company's Common Stock outstanding immediately prior to the Merger, all of which were held by Brian Haveson, were cancelled. Further information concerning the change in control of the Company resulting from the Merger is set forth in Item 2.01 of this report.

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As a result of the Merger, certain  directors and officers of Lightning Poker became  directors and officers of the Company. Information concerning the Company’s new directors and officers and the Company’s plans  to issue stock options under the 2007 Plan to the directors and officers in exchange for Lightning Poker options is set forth in Item 2.01 of this report.

Item 5.06                      Change in Shell Company Status.

The terms of the Merger, whereby the Company ceased being a shell company, were described in the Company's Current Report on Form 8-K filed on October 4, 2007 and the Agreement and Plan of Merger filed as Exhibit 10.1 to that Report.

Item 9.01  Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired

   The following are incorporated by reference to Exhibit 99.1 of this current report on Form 8-K.

    Independent Auditor's Report

    Balance Sheet as of December 31, 2006 and September 30, 2007 (unaudited)

    Statements of Operations for the years ended December 31, 2006, 2005, and the nine-month period ended September 30, 2007 and 2006 (unaudited)

Statements of Stockholders' Equity (Deficit) for the years ended December 31, 2006 and 2005 and the nine-month period ended September 30, 2007 (unaudited)

    Statements of Cash Flows for the years ended December 31, 2006, December 31, 2005, and the nine-month period ended September 30, 2007 and 2006 (unaudited)

    Notes to Financial Statements

(b)   Proforma Financial Information

The following are incorporated by reference to Exhibit 99.1 to this current report on Form 8-K

Unaudited Consolidating Proforma Balance Sheet as of September 30, 2007

Unaudited Consolidating Proforma Statement of Operations for the period from inception (March 1, 2007) through March 31, 2007

Unaudited Consolidating Proforma Statement of Operations for the nine months ended September 30, 2007

d)     Exhibits

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
2.1*	Agreement and Plan of Merger by and among the Company, LPI Acquisition Corp. and Lightning Poker (see Exhibit 10.1 to Form 8-K filed October 4, 2007, Commission File No. 000-52575)
3.1	Articles of Incorporation of the Company
3.2*	Bylaws of the Company (incorporated by reference, see Exhibit 3.2 to Form 10-SB filed April 23, 2007, Commission File No. 000-52575)
10.1	Distribution Agreement dated January 22, 2007, between Lightning Poker and Shuffle Master, Inc.[Portions have been omitted pursuant to a request for confidential treatment.]
10.2	Sublease Agreement for office and warehouse
10.3*(A)	2007 Equity Incentive Plan of the Company (see Exhibit A to Schedule 14C filed October 29, 2007, Commission File No. 000-52575)
10.4(A)	Lightning Poker 2006 Equity Incentive Plan and form of stock option agreement thereunder
10.5	Asset Purchase Agreement, dated November 9, 2007, between Lightning Poker and Poker Automation
10.6	Lightning Poker, Inc. Warrant for Stock issued to The Co Investment Fund II, LP dated July 25, 2006
10.7	Lightning Poker, Inc. Warrant for Stock issued to The Co Investment Fund II, LP dated November 8, 2006
10.8	Lightning Poker, Inc Warrant for Stock issued to Lance Funston dated April 19, 2007
10.9	Lightning Poker, Inc Warrant for Stock issued to Robert Paul dated April 19, 2007
10.10	Lightning Poker, Inc.Amended and Restated Warrant for Stock issued to The Co Investment Fund II, LP dated June 27, 2007
10.11	Lightning Poker, Inc.Amended and Restated Warrant for Stock issued to The Co Investment Fund II, LP dated June 27, 2007
10.12	Lightning Poker, Inc. Warrant for Stock issued to The Co Investment Fund II, LP dated June 27, 2007
10.13	Lightning Poker, Inc. Warrant for Stock issued to SIG Strategic Investments, LLLP dated June 27, 2007
10.14	Lightning Poker, Inc. Warrant for Stock issued to Stewart J. Greenebaum, LLC dated June 27, 2007
10.15	Lightning Poker, Inc. Warrant for Stock issued to Frederick A. Tecce dated July 23, 2007
10.16	Software License Agreement with Standing Stone Gaming

21.1	List of subsidiaries
99.1	Financial Statements and Pro Forma Financial Information
*
These documents are incorporated herein by reference as exhibits hereto.  Following the description of each such exhibit is a reference to the document as it appeared in a specified report previously filed with the SEC, to which there have been no amendments or changes unless otherwise indicated.

(A)	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning Gaming, Inc..

By:/s/   Brian Haveson
           Brian Haveson, Chief Executive Officer

Dated:  January 30, 2008